Exhibit 99.1

Quantum Technologies Reports Fiscal 2006 Financial Results

IRVINE, Calif., July 28, 2006 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of alternative fuel systems and accessories for specialty vehicles and applications, including hydrogen fuel cell, hybrid, and alternative fuel vehicles, today reported results for its fiscal 2006 fourth quarter and year ended April 30, 2006. Conference call information is provided below.

Fourth Quarter Results

Total revenue increased 23% in the fourth quarter of fiscal 2006, reaching $46.2 million compared to $37.6 million in the fourth quarter of fiscal 2005. This increase in overall revenue is a result of the inclusion of Tecstar Automotive Group’s operations for the entire quarter, which contributed $39.2 million to consolidated revenues in the fiscal 2006 fourth quarter compared to $31.3 million in the fourth quarter of fiscal 2005. The fiscal 2005 fourth quarter revenues for Tecstar represent the period from March 4, 2005 through April 30, 2005.

The Company’s operating loss increased from $4.5 million in the fourth quarter of fiscal 2005 to $14.5 million in the fourth quarter of fiscal 2006. The Tecstar Automotive Group operating segment loss was $9.7 million, the Quantum Fuel Systems operating segment loss was $2.3 million and the Corporate segment loss was $2.5 million. The Tecstar Automotive Group operating segment loss included $3.4 million in operating losses from its paint operation in Canada, Concord Coatings, based on operational charges and impairment of assets identified during the fourth quarter. The Company’s net loss increased from $4.4 million, or $0.10 a share, in the fourth quarter of fiscal 2005 to $14.5 million, or $0.27 a share, in the fourth quarter of fiscal 2006.

Quantum Fuel Systems operating segment revenues during the quarter were $7.0 million compared to $6.3 million in the fourth quarter of fiscal 2005, representing an 11% increase. This segment had an operating loss of $2.3 million compared to an operating loss of $2.6 million in the fourth quarter of fiscal 2005. This decrease was primarily a result of higher product sales.

Tecstar Automotive Group operating segment revenues during the quarter were $39.2 million. Product sales for the Tecstar Automotive Group totaled $37.4 million, consisting of $19.9 million in second-stage automotive assembly and conversion revenues, $13.2 million in automotive OEM accessory parts revenues, and other product sales of $4.3 million. Cost of product sales for the Tecstar Automotive Group was $37.6 million in the fourth quarter of fiscal 2006. Contract revenue for the Tecstar Automotive Group was $1.8 million for the fourth quarter of fiscal 2006.

Fiscal 2006 Results

For the fiscal year ended April 30, 2006, the Company reported consolidated revenues of $192.7 million, or a 255% increase compared to fiscal 2005 revenues of $54.3 million. The increase is primarily driven by the addition of the Tecstar Automotive Group segment revenues. Tecstar Automotive Group’s operations contributed $172.9 million to consolidated revenues and $11.4 million in operating loss for fiscal 2006, which includes a $4.4 million loss related to the paint operations in Canada. Tecstar contributed revenues of $31.3 million during the March 4, 2005 to April 30, 2005 period. The Quantum Fuel Systems segment had revenues of $19.8 million and an operating loss of $13.4 million for fiscal 2006 compared to revenues of $23.0 million and an operating loss of $8.1 million for fiscal 2005. The Corporate segment loss increased from $6.0 million in fiscal 2005 to $9.9 million in fiscal 2006.

During fiscal 2006, the Quantum Fuel System segment product sales decreased $1.9 million, or 18%, from $10.7 million in fiscal 2005 to $8.8 million in fiscal 2006. Product sales consist of the Company’s hydrogen fuel metering and fuel storage systems for Toyota Motor Corporation’s fuel cell SUV platform and bus platform, and sales associated with General Motors’ mid-size automobiles and pick-up trucks equipped with the Company’s bi-fuel and compressed natural gas fuel systems. This decrease is primarily a result of lower fuel cell SUV platform orders and the completion of units shipped in fiscal 2005 for the previous generation of our fuel system for Toyota’s fuel cell SUV platform. During the fourth quarter of fiscal 2006, Quantum began shipping the current generation of hydrogen fuel storage systems for Toyota’s bus platform. Sales related to compressed natural gas fuel systems increased $2.1 million, or 35.0%, from $6.0 million in fiscal 2005 to $8.1 million in fiscal 2006. The Quantum Fuel Systems segment increase in operating loss is primarily a result of decreased sales volume related to our hydrogen fuel systems and higher research and development expenses associated with production-intent development contracts, which requires additional system engineering, testing and validation.

During fiscal 2006, depreciation and amortization expense was $10.5 million compared to $5.6 million during fiscal 2005. The Company’s net loss increased from $13.1 million, or $0.37 a share, for fiscal 2005 to $35.5 million, or $0.67 a share, for fiscal 2006.

Alan P. Niedzwiecki, President and CEO, stated, “Our overall operating performance during the fourth quarter and the full fiscal year was affected by the downturn in vehicle sales and the end of a model year for several vehicle platforms offered by our largest customer, General Motors. Fiscal 2006 was also a transitional year, marked by strategic activities to establish the go forward foundation of the business. These activities include the acquisitions of Regency Conversions, Empire Coach, the acquisition of a controlling interest in Advanced Lithium Power, and the strategic formation and evolvement of Amstar and Unique Performance. Our product and technology portfolio has been enhanced by the advancement of our fuel systems and hybrid systems under funded program development work with the US military, automobile companies and other government agency funding. The lithium ion battery technology combined with our electronic and software capabilities positions us to leverage our capabilities within hybrid systems, hydrogen engine and hydrogen fuel cell vehicles, refueling technology and other applications including the renewable energy markets.”

Mr. Niedzwiecki added, “We are pleased with the sequential revenue growth during the quarter for the Quantum Fuel Systems segment as it represents our recent progress in early stage development, production and second-stage assembly of advanced fuel systems for fuel cell, hybrid and other hydrogen based vehicles. We are especially excited about the development and delivery of hydrogen hybrids vehicles during the year to cities across Southern California in support of the California Hydrogen Highway Initiative. The objective of this effort, funded by the South Coast Air Quality Management District, is to stimulate the early demand for hydrogen, expedite the development of infrastructure, and provide a bridge to fuel cell vehicles. We believe this program will help expedite the expansion of a hydrogen infrastructure and bridge the technology gap between conventional gasoline vehicles and fuel cell vehicles, as this technology of the future is being commercialized.”

Mr. Niedzwiecki continued “Quantum now offers more models of hydrogen vehicles than any Company in the world. We were recently awarded contracts from Norway and other government agencies to deliver additional hydrogen vehicles. The overall objectives of the these programs are to demonstrate the commercial viability of hydrogen energy production, hydrogen’s use in the transportation sector, and the development of a hydrogen infrastructure.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Statement of Operations

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2005	2006	2005	2006
Revenue:
Net product sales	$32,234,378	$40,645,047	$40,747,861	$172,862,517
Contract revenue	5,356,737	5,544,147	13,552,172	19,819,676

Total revenue	37,591,115	46,189,194	54,300,033	192,682,193
Costs and expenses:
Cost of product sales	29,284,397	40,438,394	36,188,831	163,446,916
Research and development	6,086,713	6,924,855	17,176,021	25,859,671
Selling, general and administrative	5,799,884	12,174,647	12,617,444	33,895,703
Amortization of intangibles	882,944	1,139,297	2,127,775	4,081,908

Total costs and expenses	42,053,938	60,677,193	68,110,071	227,284,198

Operating loss	(4,462,823)	(14,487,999)	(13,810,038)	(34,602,005)
Interest income	234,541	241,851	950,865	1,056,141
Interest expense	(309,688)	(1,164,445)	(309,688)	(3,033,887)
Minority interest in losses of subsidiaries	—	685,959	—	405,695
Other income (expense), net	98,830	80,601	80,241	(14,185)
Income tax benefit (provision)	(4,544)	138,330	(10,170)	655,186

Net loss	$(4,443,684)	$(14,505,703)	$(13,098,790)	$(35,533,055)

Net loss per share - basic and diluted	$(0.10)	$(0.27)	$(0.37)	$(0.67)

Number of shares used in per share calculation - basic and diluted	45,420,767	54,581,251	35,048,437	53,283,956

Cash Flow Information:
Depreciation and amortization	$5,554,528	$10,503,621
Cash used in operating activities	6,762,013	36,829,254
Capital expenditures	1,900,381	7,960,415

	April 30, 2005	April 30, 2006
Balance Sheet Information:
Cash and cash equivalents	$11,736,688	$9,012,610
Marketable securities:
Short-term	32,101,357	—
Long-term	4,001,182	15,000,000
Property & equipment, net	20,866,655	23,716,716
Goodwill & intangibles, net	160,826,629	165,548,632
Total assets	283,752,208	282,308,601
Current liabilities	38,797,585	50,867,994
Long-term debt	19,656,162	33,092,568
Stockholders’ equity	219,208,033	191,592,868
Working capital	58,368,602	26,435,105

Business Highlights during Fiscal 2006

•	Quantum Added to the Russell 2000 and Russell 3000 Indices – Quantum was one of 31 technology companies added to the indices this year. Russell indices are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. Russell determines membership for its equity indices primarily by objective, market capitalization rankings and style attributes.

•	Quantum Awarded Phase 2 of U.S. Department of Energy Next Generation Hydrogen Storage Program – The U.S. Department of Energy has awarded Quantum Phase 2 of its $2.6 million program for the development of next generation hydrogen storage technologies. Quantum and the U.S. Department of Energy are working under a Cooperative Agreement to advance hydrogen storage systems in support of fuel cell vehicle commercialization. The overall project focuses on optimizing the storage capacity of Quantum’s ultra lightweight advanced composite 10,000 psi hydrogen storage tank technology, previously developed by Quantum and the U.S. Department of Energy, and reducing costs to deliver next generation hydrogen storage systems.

•	Quantum Awarded Contract to Develop Aerospace Hydrogen and Oxygen Storage Systems – Quantum was awarded a contract by Lockheed-Martin to develop hydrogen and oxygen fuel storage module for a regenerative power supply system for space exploration.

•	U.S. Army Awards Quantum Contract for Hydrogen Refueler – Quantum received a contract for an additional HyHauler Plus ™ transportable hydrogen refueling station, which represents an expansion of Quantum’s mobile Hydrogen Infrastructure program with the U.S. Army that will demonstrate ‘in-time” solutions to meet emerging hydrogen fuel demand as fuel cell technologies are deployed throughout the military as part of the 21st Century Base initiative.

•	Quantum Programs to Receive $6.95 Million Department of Defense Funding – In line with Quantum’s new initiatives in hybrid electric drive technology, the Advanced Mobility Vehicle (AMV) program will develop an advanced second generation (Aggressor II) high performance light-duty off-road hybrid electric vehicle platform. The propulsion system for this next phase of AMV development will be an advanced hybrid electric drive system, which would provide a cost-effective, near-term solution and provide common shared vehicle architecture with future fuel cell applications of the vehicle. The Army has termed this as a production-intent program.

•	Quantum Forms New Company with Unique Performance to Produce Specialty Vehicles – Quantum has formed a new company with Unique Performance (Unique) of Fort Worth, Texas to produce high-performance specialty vehicles. Under the terms of the agreement, Tecstar will own 50.1% of the new company, to be named “Unique Performance Concepts,” and will design and manufacture “fast to market” specialty vehicles. Unique will, in turn, market the vehicles through its extensive distribution channels to new car dealerships throughout the United States. The first specialty vehicle to be manufactured by this new company will be a Special Edition 2006 Ford Mustang designed by famous automotive designer and TV personality, Chip Foose. The new Ford Foose Stallion Mustang will be sold through 85 Ford dealerships.

•	Quantum Delivers First Vehicles of Hydrogen Hybrid Fleet to Santa Ana – Quantum delivered five hydrogen-fueled Toyota Prius hybrid vehicles to the City of Santa Ana, California. This is part of a larger South Coast Air Quality Management District (AQMD) program to develop and demonstrate 30 hydrogen hybrid vehicles to fleets in Southern California.

•	Quantum Acquires Regency Conversions, Inc. – Quantum acquired Texas based Regency Conversions, Inc., a special vehicle manufacturer, for 1.8 million shares of Quantum common stock and $3.3 million in cash. Regency is one of the largest vehicle converters in North America, producing approximately 5000 vehicles annually which are sold through 250 automobile dealerships throughout the continental U.S.

•	Quantum Awarded Contract to Develop Hydrogen Hybrid SUV for the US Army – Quantum was awarded a contract to develop a hydrogen-fueled Ford Escape Hybrid vehicle for the U.S. Army National Automotive Center (NAC).

•	Nissan and Quantum Partner on Second Stage Manufacturing Program – Quantum, through its subsidiary Tecstar Automotive Group, received a letter of intent from Nissan North America, Inc. for the production of the special edition Nissan Titan Onyx. The special edition vehicle will be based on the concept version of Nissan’s popular full-size Titan pickup unveiled at the Chicago Auto Show on February 8, 2006. Working together with Nissan, Tecstar designed the Titan Onyx to add a new level of visual appeal for customers who seek higher levels of customization.

•	Quantum Joins Plug-In Hybrid Vehicle Consortium – Quantum has joined the Plug-In Hybrid Development Consortium. This consortium is made up of a growing number of automotive suppliers, manufacturers and other organizations working together to accelerate the commercial production of Plug-In Hybrid Electric Vehicles.

•	U.S. Army and Quantum Technologies Unveil the Hydrogen Escape Hybrid – Using a Ford Hybrid Escape as the demonstrator platform, the Army’s Tank Automotive Research, Development and Engineering Center (TARDEC), with its National Automotive Center (NAC), and industry partner Quantum, is working to pair hybrid electric vehicles with a hydrogen delivery and storage system. Part of the 21st Century Base Initiative, this technology has the potential to offer a cost-effective alternative to full fuel cell powered vehicles.

•	Quantum Acquires Stake in Advanced Lithium Ion Battery Company – Quantum acquired a 35.5% stake in Vancouver, British Columbia-based Advanced Lithium Power Inc. (ALP), a newly formed company developing leading-edge lithium ion and advanced battery control systems whose primary asset is intellectual property.

•	Quantum Awarded Contract to Deliver Hydrogen Hybrid Vehicles to Norway – it received a purchase order for 15 hydrogen-fueled Toyota Prius hybrid vehicles from Miljobil Grenland AS, a participant and vehicle provider to the Norwegian Hydrogen Highway (HyNor). These hydrogen hybrid vehicles will be put in service in Norway in 2006 and 2007 as part of the HyNor program. HyNor is a unique Norwegian joint public/private partnership initiative to demonstrate real life implementation of hydrogen energy infrastructure along a route of 580 kilometers (360 miles) from Oslo to Stavanger during the years 2005 to 2008. The project comprises all steps required to develop a hydrogen infrastructure and includes various hydrogen production technologies and uses of hydrogen, in all cases with an adaptation to local conditions. The overall objectives of the HyNor project are to demonstrate the commercial viability of hydrogen energy production, hydrogen’s use in the transportation sector, and the development of a hydrogen infrastructure.

Financial Results Call Scheduled:

Friday, July 28, 2006 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625, ID #3821477

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until August 11, 2006 at 1:30 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291. The call will also be available on the Company’s Investor Relations web page by August 4, 2006 for approximately two weeks: http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum is a leader in powertrain engineering, system integration, and manufacturing of packaged fuel systems and accessories for specialty vehicles and applications, including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements, and high performance engines and drive trains for OEMs and consumers of specialty equipment parts and accessories. Quantum also designs and manufactures hybrid and fuel cell vehicles.

Quantum has product commercialization alliances with General Motors, AM General, and Sumitomo. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, DaimlerChrysler, Sunline, Yamaha, AeroVironment, and the U.S. Army.

More information can be found about Quantum’s products and services at www.qtww.com.

Quantum is a member of the Russell 2000(R) and Russell 3000(R) indexes.

Forward-Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, benefits and synergies of the merger with Starcraft, the development and commercialization of fuel cell vehicles and applications, new or expanded customer contracts, the impact of oil prices on demand for our products, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; our ability to successfully transition into OEM-level dual invoice programs and other new model platforms with our OEM customers; any failure to realize anticipated savings from consolidation of operational, general and administrative expenses; the failure to fully realize the synergies and other perceived advantages resulting from the recent acquisitions; costs and potential litigation associated with our acquisitions; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and specialty vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of fuel cell and alternative fuel technologies; our dependence on General Motors for a substantial majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials, particularly high-strength fiber used in our products; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2006 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

Email: drasmussen@qtww.com

©2006 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500     Fax 949-399-4600